EXHIBIT 99

TOUCHSTONE SOFTWARE CORPORATION 1538 TURNPIKE STREET NORTH ANDOVER, MA 01845 TRADED: OTC BB: TSSW.OB

AT THE COMPANY:
JASON K. RAZA
CEO AND PRESIDENT
(978) 686-6468

FOR IMMEDIATE RELEASE

TouchStone Software Corporation Acquires Two Technical Content Web Portals

NORTH ANDOVER, MASSACHUSETTS—September 14, 2005— TouchStone Software Corporation (OTC BB: TSSW) today announced that it has acquired the www.totallydrivers.com and www.driversdb.com websites to increase overall website traffic and support Touchstone’s recent UpdateFX technology initiative and acquisition.

Touchstone recently acquired the UpdateFX technology which enables a user to remotely scan a device, identify the core system software, cross reference this information to a central database to search for any updates and finally enabling a remote update of the user’s device via the Internet should a newer version be found in the central database.

With these newly acquired websites, TouchStone expects to be able to leverage upon its recently acquired UpdateFX technology to rapidly enter into the device driver update business. “We hope these newly acquired websites will enable TouchStone to grow its business beyond the BIOS Upgrade market and to contribute to the future profitability of the company” stated Jason K. Raza, President and CEO. Combined, these two websites will immediately drive an additional 200,000 unique visitors per month and provide an instant potential commercial audience for the UpdateFX technology.

Touchstone acquired the www.totallydrivers.com and www.driversdb.com websites for certain cash consideration. TouchStone expects to announce further information regarding the rollout of these websites sometime in the fourth quarter.

For additional product information, please contact TouchStone Software Corporation at 978-686-6468.

Safe Harbor Statement

This release may contain forward-looking statements that involve risks and uncertainties, including without limitation, the company's projected return to profitability. Among the important factors that could cause actual results to differ materially from those in the forward-looking statements are new and changing technologies and customer acceptance of those technologies fluctuations or cancellations in orders from distribution customers, and the company's ability to compete effectively with other software companies. These and other factors that could cause actual results to differ materially are discussed in the company's filings with the Securities and Exchange Commission including its recent filings on Forms 10-KSB and 10-QSB.

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